FORM OF AMENDMENT NO. 2 TO ADVISORY AGREEMENT


                            THE CATHOLIC FUNDS, INC.


                AMENDMENT NO. 2 TO INVESTMENT ADVISORY AGREEMENT
                                      WITH
                     CATHOLIC FINANCIAL SERVICES CORPORATION


     THIS AMENDMENT NO. 2 (the "Amendment") is entered into as of this 14th day of February, 2002, by and between The Catholic Funds, Inc. ("CFI"), a Maryland corporation registered under the Investment Company Act of 1940 ("1940 Act") as an open-end management investment company, and Catholic Financial Services Corporation (the "Manager"), a Wisconsin corporation registered under the Investment Advisers Act of 1940 as an investment adviser.

     WHEREAS, CFI and the Manager are parties to that certain Investment Advisory Agreement, dated as of February 17, 1999, whereby CFI appointed the Manager as, and the Manager agreed to serve as, investment adviser for the three equity mutual fund series of CFI known as The Catholic Equity Income Fund, The Catholic Large-Cap Growth Fund and The Catholic Disciplined Capital Appreciation Fund (the "Existing Equity Funds"), as said Investment Advisory Agreement was amended by Amendment No. 1 thereto, dated August 31, 1999, to extend the terms thereof to CFI's additional money market mutual fund series known as The Catholic Money Market Fund; and

     WHEREAS, CFI has filed with the Securities and Exchange Commission a Post-Effective Amendment to its Registration Statement on Form N-1A to register a newly designated equity mutual fund series known as The Catholic Equity Fund (the "New Equity Fund") and, upon effectiveness of that Post-Effective Amendment, CFI desires to appoint the Manager as, and the Manager is willing to serve as, investment adviser to the New Equity Fund pursuant to the terms of the Investment Advisory Agreement;

     WHEREAS, CFI's Board of Directors has approved the terms of three separate Plans of Reorganization and Liquidation pursuant to which each of the three Existing Equity Funds would transfer substantially all of its net assets to the New Equity Fund in exchange for Class A shares of the New Equity Fund, said exchanges to occur at relative net asset value, and, following such exchanges, each of the Existing Equity Funds would be liquidated and would distribute the Class A shares of the New Equity Fund received by it in the exchange pro rata to its shareholders, thereby resulting in the consolidation of all of the Existing Equity Funds with and into the New Equity Fund (together the "Reorganizations");

     WHEREAS, following the completion of the Reorganizations, the three Existing Equity Funds no longer will exist, and the parties therefore intend that, effective with the consummation of the Reorganizations, the terms of the Investment Advisory Agreement, insofar as they relate to the three Existing Equity Funds, automatically will terminate;


     NOW, THEREFORE, the parties to this Amendment agree as follows:

     1. Appointment. CFI hereby appoints the Manager to furnish investment advisory and portfolio management services with respect to the portion of its assets represented by the shares of common stock of the New Equity Fund (including Class A shares, Class C shares, Class I shares and any other classes of shares hereinafter designated by the Board of Directors of CFI with respect to the New Equity Fund), and Schedule A attached to the Investment Advisory Agreement hereby is amended in the form attached hereto to add the New Equity Fund on the terms set forth in the Investment Advisory Agreement and in said Schedule A (including the compensation of the Manager). The Manager accepts such appointment and agrees to perform the services described in the Investment Advisory Agreement, as amended by this Amendment, with respect to the New Equity Fund.

     2. Termination of Investment Advisory Agreement with Respect to the Existing Equity Funds. CFI and the Manager agree that, effective with the consummation of each of the Reorganizations of the Existing Equity Funds, the terms of the Investment Advisory Agreement, insofar as they relate to the relevant Existing Equity Fund, shall be deemed terminated and of no further force or effect as of the date of the consummation of such Reorganization, and from and after the effective date of such Reorganization Schedule A attached to the Investment Advisory Agreement shall be deemed amended to eliminate the relevant Existing Equity Fund.

     3. Effect on Investment Advisory Agreement. Except as expressly modified and amended by the terms of this Amendment, the terms of the Investment Advisory Agreement, as amended by Amendment No. 1 thereto, shall continue in full force and effect unaffected by the terms of this Amendment.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officer as of the day and year written above.

                                        THE CATHOLIC FUNDS, INC.


                                        By:
                                           -------------------------------------
                                                 Allan G. Lorge, President



                                        CATHOLIC FINANCIAL SERVICES CORPORATION


                                        By:
                                           -------------------------------------
                                                 Allan G. Lorge, President



                        THE CATHOLIC ALLIANCE FUNDS, INC.
                              MANAGEMENT AGREEMENT


                                   SCHEDULE A


     The Funds of The Catholic Alliance Funds, Inc. currently subject to this Agreement are as follows:

     1.   Equity Income Fund

          A.   Effective Date: May 3, 1999.

          B. Management Fee: The management fee for this Fund, calculated in accordance with Paragraph 8 of the Investment Advisory Agreement, shall be at an annual rate of 0.80 of 1% of the average daily net assets of the Fund.

     2.   Large-Cap Growth Fund

          A.   Effective Date: May 3, 1999.

          B. Management Fee: The management fee for this Fund, calculated in accordance with Paragraph 8 of the Investment Advisory Agreement, shall be at an annual rate of 0.90 of 1% of the average daily net assets of the Fund.

     3.   Disciplined Capital Appreciation Fund

          A.   Effective Date: May 3, 1999.

          B. Management Fee: The management fee for this Fund, calculated in accordance with Paragraph 8 of the Investment Advisory Agreement, shall be at an annual rate of 0.90 of 1% of the average daily net assets of the Fund.

     4.   Money Market Fund

          A.   Effective Date: January 7, 2000.

          B. Management Fee: The management fee for this Fund, calculated in accordance with Paragraph 8 of the Investment Advisory Agreement, shall be at an annual rate of 0.30 of 1% of the average daily net assets of $50 million or less; 0.25 of 1% of average daily net assets greater than $50 million but equal to or less than $100 million; 0.20 of 1% of average daily net assets greater than $100 million but less than or equal to $200 million; and 0.15 of 1% of average daily net assets in excess of $200 million.

     5.   Catholic Equity Fund

          A. Effective Date: The date on which Post-Effective Amendment No. 4 to the Registration Statement on Form N-1A of The Catholic Funds, Inc. becomes effective with the SEC.

          B. Management Fee: The management fee for this Fund, calculated in accordance with Paragraph 8 of the Investment Advisory Agreement, shall be at an annual rate of 0.50 of 1% of the average daily net assets.